HAVERTY FURNITURE COMPANIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective January 1, 2009

Haverty Furniture Companies, Inc. ("Havertys") adopted the Haverty Furniture Companies, Inc. Supplemental Executive Retirement Plan, effective January 1, 1996 (the “SERP”), to supplement the retirement pay of a select group of management and highly compensated employees who might otherwise receive less retirement pay due to Congressional limits. The SERP has been amended and/or restated several times since its establishment, most recently effective January 1, 2003.

The SERP is now further amended and restated, effective January 1, 2009, as set forth below, to comply with Internal Revenue Code Section 409A with respect to benefits earned under the Plan, and to de-link the SERP from the Haverty Furniture Companies, Inc. Retirement Plan.

ARTICLE I

DEFINITIONS

1.1

“Accrued Benefit” means a Participant’s annual benefit calculated as provided in Appendix A without the Compensation Limitations applied and without excluding the cash bonuses which the Participant elected to defer under Havertys’ Top Hat Mutual Fund Option Plan in the year in which such cash bonuses would have been paid.

1.2

“Actuarial Equivalent” means a form of benefit differing in time, period, or manner of payment from a specific benefit provided under this SERP but having the same value when computed using the “Applicable Mortality Table” and the “Applicable Interest Rate” where:

(a)

The “Applicable Mortality Table” means the table prescribed by the Secretary of the Treasury. Such table shall mean a mortality table, modified as appropriate by the Secretary of the Treasury, based upon the mortality table specified for the Plan Year under subparagraph (A) of Code Section 430(h)(3) (without regarding to subparagraph (C) or (D) of such Section).

(b)

The “Applicable Interest Rate” means the adjusted first, second and third segment rates applied under rules similar to the rules of Code Section 430(h)(2)(C) for the month before the date of the distribution or such other time as the Secretary of the Treasury may prescribe by regulation.

Notwithstanding the above, if a benefit is distributed in a form other than a nondecreasing annuity payable for a period not less than the life of a Participant or, in the case of a Pre-Retirement Survivor Annuity, the life of the surviving spouse, the interest rate used in determining the Actuarial Equivalent of the portion of the excess/offset portion of the

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monthly retirement benefit pursuant to this Appendix A shall not be less than the lesser of 7.5% or the “Applicable Interest Rate.”

In the event this Section is amended, the Actuarial Equivalent of a Participant’s Hypothetical Retirement Benefit on or after the date of change shall be determined (unless otherwise permitted by law or Regulation) as the greater of (1) the Actuarial Equivalent of the Hypothetical Retirement Benefit as of the date of change computed on the old basis, or (2) the Actuarial Equivalent of the total Hypothetical Retirement Benefit computed on the new basis.

1.3	"Affiliate" means Havertys and any other entity that is a member of the same controlled group as defined in Code Sections 414(b), (c), (m) or (o).
1.4

“Beneficiary” means the person(or entity) designated by the Participant on his or her Distribution Election Form (or other form designated by the Committee) to receive the benefits (if any) which are payable under this SERP upon or after the death of the Participant. If the Beneficiary does not predecease the Participant, but dies prior to distribution of the death benefit, any benefit payable under this SERP will be paid to the Beneficiary's estate. Notwithstanding anything in this Section to the contrary, if a Participant has designated the spouse as a Beneficiary, then a divorce decree or a legal separation that relates to such spouse shall revoke the Participant's designation of the spouse as a Beneficiary unless the decree or a qualified domestic relations order (within the meaning of Code Section 414(p)) provides otherwise.

1.5	"Board" means the Board of Directors of Haverty Furniture Companies, Inc.
1.6	"Code" means the Internal Revenue Code of 1986, as amended, and any rules and regulations issued thereunder.
1.7	"Committee" means the Employee Benefits Committee of the Board. The Committee will have primary responsibility for administering the Plan under Article VI.
1.8	“Compensation Limitations” means the limitations described in Section 3.1 of Appendix A, as adjusted by law.
1.9

“Distribution Election Form” means the form designated by the Committee for the Participant to designate the timing and form of distribution of his or her SERP Benefit, as modified from time to time in accordance with Article V.

1.10	“Distribution Event” means an event triggering distribution under this SERP, as described in Article V.
1.11	“Early Retirement Age” means the date on which a Participant attains age 55 and has completed at least 15 Years of Service (Early Retirement Age).

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1.12

“Early Retirement Date” means the first day of the month (prior to the Normal Retirement Date) coinciding with or following the date the Participant attains Early Retirement Age and Separates from Service. A Participant who Separates from Service after satisfying the service requirement for the Early Retirement Age and who thereafter reaches the age requirement contained herein shall be considered to have attained his Early Retirement Date.

1.13	"Eligible Spouse" means the person to whom the Participant is legally married at the time of the Participant's death.
1.14	"Employee" means a common law full-time employee of Havertys or any of its Affiliates.
1.15	"Havertys" means Haverty Furniture Companies, Inc.
1.16

“Hour of Service” means (a) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by Havertys or its Affiliates for the performance of duties (these hours will be credited to the Employee for the computation period in which the duties are performed); (b) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by Havertys or its Affiliates (irrespective of whether the employment relationship has terminated) for reasons other than performance of duties (such as vacation, holidays, sickness, jury duty, disability, lay-off, military duty or leave of absence) during the applicable computation period (these hours will be calculated and credited pursuant to Department of Labor regulation 2530.200b-2 which is incorporated herein by reference); (c) each hour for which back pay is awarded or agreed to by Havertys or its Affiliates without regard to mitigation of damages (these hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made). The same Hours of Service shall not be credited both under (a) or (b), as the case may be, and under (c).

Notwithstanding the above, (i) no more than 501 Hours of Service are required to be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period); (ii) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, or unemployment compensation or disability insurance laws; and (iii) Hours of Service are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

For purposes of this Section, a payment shall be deemed to be made by or due from Havertys or its Affiliates regardless of whether such payment is made by or due from Havertys or its Affiliates directly, or indirectly through, among others, a trust fund, or insurer, to which Havertys or its Affiliates contributes or pays premiums and regardless

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of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

For purposes of this Section, Hours of Service will be credited for employment with other Affiliates. The provisions of Department of Labor regulations 2530.200b-2(b) and (c) are incorporated herein by reference.

For purposes of this Section, Havertys and its Affiliates shall use the equivalency of 190 hours per month with respect to calculating Hours of Service, as permitted under DOL Reg. § 2530.200b-3(e)(1)(iv).

1.17	“Hypothetical Retirement Benefit” means a Participant’s hypothetical benefit calculated as provided in Appendix A.
1.18	“Late Retirement Date” means the first day of the month coinciding with or next following a Participant’s Separation from Service after having reached his Normal Retirement Date.
1.19	“Normal Retirement Age” means a Participant’s 65th birthday, or his 5th anniversary of joining the Retirement Plan, if later.
1.20	"Normal Retirement Date" means the first day of the month coinciding with or next following the date the Participant attains Normal Retirement Age.
1.21	"Participant" means an Employee of Havertys who is one of a select group of management and highly compensated employees, and who otherwise meets the requirements of Article II of this Plan.
1.22	"Plan Year" means the calendar year.
1.23

“Pre-Retirement Survivor Annuity” is an immediate annuity form of payment for the life of the surviving spouse of a Participant who dies prior to his benefit commencement date, the payment under which must be equal to the amount which would be payable as a survivor annuity under the joint and 50% survivor annuity provisions of this SERP:

(a)

in the case of a Participant who dies after his Early Retirement Age, if such Participant had retired with an immediate joint and 50% survivor annuity on the day before the Participant’s date of death, or

(b)	in the case of a Participant who dies on or before his Early Retirement Age, if such Participant had:
(i)	Separated from Service on the earlier of the actual time of separation or the date of his death,

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(ii)	survived to his Early Retirement Age,
(iii)	retired with an immediate joint and 50% survivor annuity at the Early Retirement Age based on his Accrued Benefit on his date of death, and
(iv)	died on the day after the day on which said Participant would have attained his Early Retirement Age.
1.24	“Regulation” means the Income Tax Regulations as promulgated by the Secretary of the Treasury or his delegate, and as amended from time to time.
1.25	"Retirement" means a Participant’s Separation from Service at, Early Retirement Date, Normal Retirement Date, or Late Retirement Date under the terms of this Plan.
1.26	“Retirement Date” means the date of a Participant’s Retirement.
1.27	“Retirement Plan” means the Haverty Furniture Companies, Inc. Retirement Plan, as amended from time to time.
1.28

“Separation from Service” (or “Separates from Service”) means when a Participant ceases to be an employee of Havertys or any of its Affiliates other than due to death or disability. The occurrence of a Separation from Service is determined by the Committee under the facts and circumstances and in accordance with Code Section 409A, and the following special rules shall apply:

(a)

A Participant’s absence from work due to military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) shall not constitute a Separation from Service if the period of such leave does not exceed six months or such longer period as is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment (or reinstatement in the case of a Director) after such extended leave is not provided either by statute or by contract, the Participant shall be deemed to have incurred a Separation from Service on the first day immediately following such six-month period.

(b)

A Participant not described under the preceding leave of absence provisions is deemed to have incurred a Separation from Service if he or she provides services to Havertys or an Affiliate at an annual rate that is less than 20% of the services rendered, on average, during the immediately preceding three full calendar years of employment (or the actual period of employment, if less than three years) and the annual remuneration for such services is at least equal to 20% of the average annual remuneration earned, on average, during the immediately preceding three full calendar years of employment (or the actual period of employment, if less than three years).

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(c)

Where a Participant continues to provide services to Havertys or an Affiliate in a capacity other than as an employee, a Separation from Service will not be deemed to have occurred if the former employee is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or the actual period of employment, if less than three years) and the annual remuneration for such services is 50% or more of the average annual remuneration earned during the final three full calendar years of employment (or the actual period of employment, if less than three years). For these purposes, the annual rate of providing services is determined based upon the measurement used to determine the service provider’s base compensation (e.g., amounts of time required to earn a salary, hourly wages, or payments for specific projects).

1.29	"SERP" means the Haverty Furniture Companies, Inc. Supplemental Executive Retirement Plan set forth in this document, as amended from time to time.
1.30	"SERP Benefit” means the Participant’s Accrued Benefit less his Hypothetical Retirement Benefit, determined as provided in Article IV as of the date of benefit commencement.
1.31

"Social Security Benefit" means the Primary Insurance Amount payable at age 65 or actual retirement, if later, to the Participant under the Federal Social Security Act. Solely for purposes of determining the amount of benefits payable from this SERP prior to Normal Retirement Date, the estimated Primary Insurance Amount payable from Social Security at age 65 will be actuarially reduced (using the early retirement reduction factors specified in Appendix A to the date of Retirement hereunder).

1.32

“Specified Employee” shall mean a “key employee” (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of Havertys or an Affiliate any stock of which is actively traded on an established securities market or otherwise, or as defined in Prop. Treas. Regulation 1.409A-1(i). The Committee will identify Specified Employees. The determination of which Employees are Specified Employees will be determined as of the 12-month period ending each December 31, and will become effective with respect to Separations from Service occurring on and after the following April 1.

1.33	“Year of Service” shall mean a Plan Year during which an Employee has at least 1000 Hours of Service. Years of Service with any Affiliate shall be recognized.

ARTICLE II

ELIGIBILITY

Any Employee who:

2.1	is among a select group of management or highly compensated Employees,

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2.2	is a participant in the Retirement Plan, and
2.3

has a benefit under the Retirement Plan that either (a) has been limited by Section 401(a)(17) of the Code, relating to the $200,000 (indexed) limit on compensation, or (b) has been reduced because the cash bonuses which the Employee has elected to defer under the Top Hat Mutual Fund Option Plan are not included in the Retirement Plan's definition of Compensation in the year in which such cash bonuses would have been paid, in which case he or she shall enter the Plan on the date the Employee exceeds the limit referred to above.

shall be eligible to participate in the Plan on the date the Employee meets the above requirements. In addition, an Employee may be designated by the Board to participate in the SERP, in which case the Employee shall be eligible as of the date determined by the Board.

ARTICLE III

VESTING

A Participant shall vest in his or her SERP Benefit upon completion of five (5) Years of Service. A Participant’s Separation from Service for any reason prior to vesting will cause the Participant and his or her Beneficiaries to forfeit any unvested interest in this SERP.

ARTICLE IV

CALCULATION OF SERP BENEFIT

A Participant’s SERP Benefit shall be calculated in the following manner:

4.1

SERP Benefit. Upon Retirement from Havertys, a Participant shall be entitled to receive a benefit under this SERP which is the Actuarial Equivalent of (i) his Accrued Benefit, less (ii) his Hypothetical Retirement Benefit. In no event shall a Participant’s SERP Benefit be less than his SERP Benefit accrued as of December 1, 2006.

4.2

Maximum Benefit. Any provision to the contrary in this SERP notwithstanding, if the total combined annual benefit (based on the life annuity form) initially payable to the Participant at or after Normal Retirement Date from this SERP, Social Security, and the Retirement Plan, would otherwise exceed $125,000, the Participant’s SERP Benefit will be reduced so that the total combined annual benefit will equal $125,000; provided, however, that such $125,000 total combined annual benefit shall not be deemed to include the portion of the SERP Benefit attributable to cash bonuses that the Participant had elected to defer under Haverty's Top Hat Mutual Fund Option Plan and that were excluded from the Retirement Plan's definition of Compensation in the year in which such cash bonuses would have been paid. This maximum benefit is actuarially reduced (using the early retirement reduction factors specified in Appendix A) if benefits commence prior to Normal Retirement Date.

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4.3

Effect of Social Security Act. SERP Benefits being paid to a Participant or Beneficiary may not be decreased by reason of any post-separation Social Security benefit increases or by the increase of the Social Security wage base under Title II of the Social Security Act. SERP Benefits to which a Participant has a vested interest may not be decreased by reason of an increase in a benefit level or wage base under Title II of the Social Security Act.

4.4

No Duplication. If a Participant is rehired, such rehire shall not result in duplication of SERP Benefits. Accordingly, if the Participant has received a distribution of his or her SERP Benefit by reason of prior participation, his or her prior Years of Service shall not be counted.

4.5

Special Benefits. Notwithstanding anything in this SERP to the contrary, the Board may decide to offer Special Benefits to a named Participant upon his termination of employment with Havertys. Provisions relating to the effective date, amount, timing and form of payment of such Special Benefits shall be set forth in an appendix to this SERP.

ARTICLE V

TIMING AND FORM OF PAYMENT

5.1	Timing
(a)

General Rule. A Participant’s SERP Benefit shall be paid on the first day of the second month following the month in which the earliest of the Participant’s death or the following distribution dates (“Distribution Events”) elected by the Participant in his or her Distribution Election Form occurs:

(i)	Early Retirement Date,
(ii)	Normal Retirement Date,
(iii)	Late Retirement Date, or

Upon the happening of a Distribution Event, the Committee shall immediately take all necessary steps and execute all required documents to cause the payment to the Participant of his or her SERP Benefit. No disability benefits, other than those payable upon Separation from Service, are provided by this SERP. The default Distribution Event shall be the earlier of the Participant’s death or Normal Retirement Date.

(b)

Specified Employee Delay. Any provision to the contrary notwithstanding, if a SERP Benefit becomes payable because of a Separation from Service to a Participant who is a Specified Employee at the time of such separation, and at the time of such separation Haverty's capital stock is publicly-traded on an established securities market, then the commencement of distributions to such

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Specified Employee hereunder shall be delayed until a date that is six (6) months after the separation date and the first payment shall equal the initial six (6) month delayed payments.

(c)

Immediate Payout Upon 409A Taxation. Any provision to the contrary notwithstanding, (a) in the event that the Internal Revenue Service (“IRS”) prevails in a claim that benefits under the SERP constitute taxable income to a Participant or Eligible Spouse under Section 409A of the Code for any taxable year prior to the taxable year in which such benefits are distributed to him or her, or (b) in the event that legal counsel satisfactory to Havertys and the Participant or Eligible Spouse renders an opinion that the IRS would likely prevail in such a claim, the SERP Benefit, to the extent constituting taxable income, shall be distributed to the Participant or his or her Eligible Spouse as soon as administratively possible. For purposes of this paragraph, the IRS shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or, if based upon an opinion of legal counsel satisfactory to Havertys and the Participant or Eligible Spouse, the SERP fails to appeal a decision of the IRS, or a court of applicable jurisdiction, with respect to such claim to an appropriate IRS appeals authority or to a court of higher jurisdiction within the appropriate time period.

5.2	Form of Payment. A Participant’s SERP Benefit shall be paid in the following manner:
(a)

Separation from Service or Normal Retirement Date. Upon Separation from Service (other than death) or Normal Retirement Date, a Participant shall be entitled to receive his or her SERP Benefit in one of the following forms, as elected by the Participant in his or her Distribution Election Form, commencing on the first day of the second month following the Distribution Event.

(i)

Life Annuity. The life annuity form of distribution shall consist of monthly payments continuing for the life of the Participant. A life annuity shall be the default form of payment for a Participant who is not married on his or her benefit commencement date, unless the Participant properly elects (in accordance with Section 5.3) to waive the life annuity and select another form of payment listed in this Paragraph 5.2(a).

(ii)

Joint and 50% Spousal Survivor Annuity. The joint and 50% survivor annuity is an annuity that provides monthly payments during the life of the Participant and, following the Participant’s death, shall continue to the Participant’s Eligible Spouse during the Spouse’s lifetime at a rate equal to 50% of the rate at which such SERP Benefits were payable to the Participant. The joint and 50% survivor annuity is the default form of payment for a Participant who is married on his or her benefit commencement date, unless the Participant properly elects, in accordance

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with this Section 5.2 and Section 5.3, to waive the joint and 50% survivor annuity and select another form of payment listed in this Paragraph 5.2(a).

(iii)

Joint and 50%, 75% or 100% Survivor Annuity. The joint and 50%, 75% or 100% survivor annuity provides monthly payments during the life of the Participant and, following the Participant’s death, shall continue to the Participant’s designated Beneficiary (determined at the time of the Participant’s Retirement) during the Beneficiary’s lifetime at the designated percentage (50%, 75% or 100%) of the rate at which such SERP Benefits were payable to the Participant.

(iv)	Life and Certain Annuity. The life and certain annuity is an annuity that provides either a:

A) Reduced monthly pension payable over the life of the Participant, with the provision that, if a the Participant dies prior to the completion of 60 monthly payments, such monthly payments shall be continued to the Participant’s designated Beneficiary until the monthly payments made to the Participant and to the Beneficiary shall total 60; or

B) Reduced monthly pension payable over the life of the Participant, with the provision that, if the Participant dies prior to the completion of 120 monthly payments, such monthly payments shall be continued to the Participant’s designated Beneficiary until the monthly payments made to the Retired Participant and to the Beneficiary shall total 120.

Each of the above forms of payment shall be the Actuarial Equivalent of the monthly retirement benefit provided in Section 5.2(a)(i). None of the annuities above may be in any form that will provide for payments over a period extending beyond either the life of the Participant (or the lives of the Participant and his or her designated Beneficiary) or the life expectancy of the Participant (or the life expectancy of the Participant and his or her designated Beneficiary).

All annuity contracts under this SERP shall be non-transferable when distributed. Furthermore, the terms of any annuity contract purchased and distributed to a Participant or spouse shall comply with all of the requirements of this SERP and applicable law.

(b)

In order to select any form of payment other than the joint and 50% survivor annuity under this Section 5.2, a Participant must file a Distribution Election Form. The election made by the Participant may be revoked by the Participant in writing at any time prior to the Participant’s Retirement.

(c)	Death. Upon the death of the married Participant prior to the benefit commencement date of his or her SERP Benefit, his or her Eligible Spouse shall

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be entitled to receive the Participant’s SERP Benefit payable in the form of a Pre-Retirement Survivor Annuity, commencing on the earliest of the following dates elected by the Participant on his or her Distribution Election Form (if no such election is timely made, subparagraph (i) shall apply):

(i)	at the time the Participant would have attained the later of his Normal Retirement Date or age 62, or
(ii)	such earlier date as elected by the Participant in his or her Distribution Election Form.

In the case of a Participant who dies prior to Retirement and is unmarried at the time of his or her death, no death benefits shall be payable under this SERP. If the Participant dies after his or her SERP Benefits have commenced, no death benefit will be payable except to the extent provided under the form of benefit he or she was receiving.

(d)

Small Distributions. Any contrary provision in this SERP notwithstanding, and regardless of the election by the Participant, if the lump sum value of a Participant’s SERP Benefit (using the actuarial basis for lump sums specified in Appendix A) is less then $10,000, the SERP Benefit shall be paid in one lump sum within sixty (60) days following the Distribution Event, or as soon thereafter as administratively possible.

5.3	Distribution Elections.
(a)

Generally. A Participant may select the timing and form of payment for his or her SERP Benefit by properly completing a Distribution Election Form. A Participant may submit and modify his or her Distribution Election Form in the manner specified by the Committee, but in any event, in accordance with this Section 5.3. A Distribution Election Form that is not timely filed shall be considered void and shall have no effect with respect to the Participant’s SERP Benefit. If a Distribution Election Form is not filed by a Participant, the default timing and form of payment described in this Article V shall apply to such Participant’s SERP Benefit.

(b)

Initial Distribution Election. Upon first becoming a Participant, the Participant has up to thirty (30) days to submit a Distribution Election Form with respect to his or her SERP Benefit, in accordance with Sections 5.3(a) and (b). The Distribution Election Form described in this paragraph becomes irrevocable on the first day following such thirtieth (30th) day and such election shall be effective with respect to Compensation related to services to be performed subsequent to the election. If a Participant participates in any other “account balance plan” as defined in Prop. Treas. Reg. Section 1.409A-1(c)(i)(A) maintained by Havertys or an Affiliate, other than as permitted in Prop. Treas. Reg. Section 1.409A-1(c)(ii),

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then the Participant must delay his or her participation until the next January 1 and instead file his or her Distribution Election Form prior to the effective date of his or her participation in the SERP, in accordance with Section 5.3(a).

(c)

Modifications to Form of Distribution. After the initial distribution election period described in (b) above, a Participant may not modify the timing of payment of his or her SERP Benefit. A Participant may modify the form of payment of his or her SERP Benefit, but only from one annuity form of payment to another annuity form of payment (Section 5.2(a)(i), (ii) or (iii)), by submitting a properly completed Distribution Election Form, in accordance with Sections 5.2 and 5.3, at any time prior to the Participant’s benefit commencement date.

(d)

Compliance with 409A. Under no circumstances may a modified Distribution Election Form result in an acceleration of payments in violation of Code Section 409A. Once received by the Committee, a modified Distribution Election Form may not be further modified, except by filing a new election under Section 5.3.

(e)

Modifications Authorized Under Notice 2005-1, Notice 2006-79 and Proposed Regulations. Notwithstanding any provision of this Plan to the contrary, during calendar year 2007, a Participant may modify his or her Distribution Election Form without regard to the requirements of paragraphs (a) through (c) above; provided, however, that any modified Distribution Election Form purporting to modify a SERP Benefit that would have otherwise commenced during 2007, or which would cause the commencement date of the SERP Benefit to be accelerated into 2007, shall be null and void to the extent such election is inconsistent with the requirements of Code Section 409A. The Committee has the authority to prescribe the time and manner under which such modifications may be made.

ARTICLE VI

COMMITTEE

The SERP shall be administered by the Executive Compensation and Employee Benefits Committee, which is a standing committee of the Board, appointed annually. The Executive Compensation and Employee Benefits Committee is the administrator for all formal employee benefit plans of Havertys and also oversees and gives guidance for all other employee benefit programs and policies of Havertys. The members of the Committee are all non-Employee directors.

ARTICLE VII

AMENDMENT AND/OR TERMINATION

7.1	Amendment or Termination of the SERP. The Board may amend or terminate this SERP at any time by an instrument in writing.

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7.2

No Retroactive Effect on Awarded Benefits. No amendment will affect the rights of any Participant to his or her SERP Benefit as of the date of such amendment, without his or her consent. However, the Board shall retain the right at any time to change in any manner the retirement benefit provided in Article V but only as to accruals after the date of the amendment and only to the extent such amendment complies with Code Section 409A and other applicable laws.

7.3

Effect of Termination. If the SERP is terminated, no further benefit under the SERP will accrue. The SERP benefit accrued to the date of termination will be fully vested and payable under the conditions, at the time and in the form then provided in the SERP. Any termination shall comply with Code Section 409A and other applicable laws.

7.4

Successor Employer. In case Havertys consolidates or merges with another entity and is not the surviving corporation, sells substantially all of its assets, is a party to a reorganization and substantially all of its assets are transferred to another entity or dissolves, this SERP shall automatically terminate unless (a) there is a successor organization, in which case the successor organization shall assume all liabilities accrued under the SERP, or (b) such termination would violate Section 409A of the Code or otherwise.

ARTICLE VIII

FUNDING

8.1

Corporate Obligation. Havertys or any successor thereto shall pay the benefits due the Participants under this SERP. Havertys may require participating Affiliates to contribute to Havertys their share of any benefits, as determined in the sole discretion of the Board.

8.2

Participants Must Rely Only on General Credit of Havertys. It is specifically recognized by both Havertys and the Participants that this SERP is only a general corporate commitment and that each Participant must rely upon the general credit of Havertys for the fulfillment of its obligations hereunder. Under all circumstances the rights of Participants to any asset held by Havertys or its Affiliates will be no greater than the rights expressed in this SERP. Nothing contained in this SERP will constitute a guarantee by Havertys or its Affiliates that the assets of Havertys or any Affiliate will be sufficient to pay any benefits under this SERP or would place the Participant in a secured position ahead of general creditors of Havertys or the Affiliate.

ARTICLE IX

MISCELLANEOUS

9.1	Limitation of Rights. Nothing in this SERP will be construed:
(a)	to give a Participant any right with respect to any benefit except in accordance with the terms of this SERP;

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(b)	to limit in any way the right of Havertys or its Affiliates to terminate a Participant's employment with Havertys at any time;
(c)	to evidence any agreement or understanding, expressed or implied, that Havertys or any Affiliate will employ a Participant in any particular position or for any particular remuneration; or
(d)	to give a Participant or any other person claiming through him or her any interest or right under this SERP other than that of any unsecured general creditor of Havertys.
9.2

Facility of Payment. Whenever, in the opinion of Havertys and the Committee, a person entitled to receive any benefit hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, Havertys may make payments to such person or to his legal representative or to a relative or friend of such person for his benefit, in such manner as Havertys and the Committee consider advisable. Any payment of a benefit or installment thereof made in accordance with the provisions of the Section shall be a complete discharge of any liability for the making of such payment under the provisions of the SERP.

9.3

Nonalienation of Benefits. No right or benefit under this SERP will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this SERP will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.

9.4

Responsibility for Distributions and Withholding of Taxes. The Committee will furnish information to Havertys, concerning the amount and form of distribution to any Participant entitled to a distribution so that Havertys may make the distribution required. It will also calculate the deductions from the amount of the benefit paid under the SERP for any taxes required to be withheld by federal, state or local government, and will cause them to be withheld.

9.5

Reliance Upon Information. The Committee will not be liable for any decision or action taken in good faith in connection with the administration of this SERP. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of Havertys or its Affiliates, or their legal counsel, actuary, independent accountants or other advisors in connection with the administration of this SERP will be deemed to have been taken in good faith.

9.6

Severability. If any term, provision, covenant or condition of the SERP is held to be invalid, void or otherwise unenforceable, the rest of the SERP will remain in full force and effect and will in no way be affected, impaired or invalidated.

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9.7

Notice. Any notice or filing required or permitted to be given to the Committee or a Participant will be sufficient if in writing and hand-delivered or sent by U.S. mail to the principal office of Havertys or to the residential mailing address of the Participant (as shown in the Company’s records). Notice will be deemed to be given as of the date of hand-delivery or if delivery is by mail, as of the date shown on the postmark.

9.8

Gender. Whenever any words are used in this SERP in the masculine, feminine, or neuter gender they are to be construed as though they were also used in another gender in all cases where they would so apply.

9.9	Governing Law. The SERP will be construed, administered and governed in all respects by the laws of the State of Georgia to the extent they are not preempted by Federal law.

IN WITNESS WHEREOF, the Company has caused this Plan to be amended and restated effective as of January 1, 2009.

Attested:	HAVERTY FURNITURE COMPANIES, INC.

/s/ Belinda J. Clements	By:	/s/ Clarence H. Smith
Belinda J. Clements Assistant Corporate Secretary		Clarence H. Smith President and Chief Executive Officer

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HAVERTY FURNITURE COMPANIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

APPENDIX A

HYPOTHETICAL RETIREMENT BENEFIT

A Participant’s Hypothetical Retirement Benefit shall be calculated as set forth in this Appendix A.

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DEFINITIONS

1.1

“Hypothetical Retirement Benefit” means the retirement benefit a Participant is entitled to receive pursuant to the retirement benefit formula set forth herein. In the event a Participant Separates from Service prior to his or her Normal Retirement Date, his/her Hypothetical Retirement Benefit shall be equal to the amount determined under the retirement benefit formula computed as of his or her date of separation.

1.2	“Appendix A” means this Appendix A to the SERP.
1.3

“Average Annual Compensation” means the annual Compensation of a Participant averaged over the five consecutive Plan Years, including periods prior to the effective date of the SERP, which produce the highest average within the last ten (10) completed years of employment. If a Participant is not employed for at least one day in each month of a calendar year, Compensation for that year shall not be taken into account, and the year preceding and the year subsequent to the partial year shall be considered consecutive. If a Participant's final year of employment is a partial year Compensation for that year will not be counted unless it would result in higher Average Annual Compensation. If a Participant has less than five consecutive Calendar Years of service from his date of employment to his date of termination or the above rules would result in the Participant having no Compensation under this paragraph, his Average Annual Compensation will be based on his Compensation during his period of service from his date of employment to his date of termination.

1.4

“Compensation” with respect to any Participant means such Participant’s wages as defined in Code Section 3401(a) and all other payments of compensation by the Employer (in the course of the Employer’s trade or business) for the Plan Year for which the Employer is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3) and 6052. Compensation must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in

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wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)).

For purposes of this Section, the determination of Compensation shall be made by including amounts which are contributed by the Employer pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Code Sections 125, 132(f)(4) for Calendar Years beginning after December 31, 2000, 402(e)(3), 402(h)(1)(B), 403(b) or 457(b), and Employee contributions described in Code Section 414(h)(2) that are treated as Employer contributions.

For purposes of this Section, Compensation excludes for Highly Compensated Employees any payments made by the employer on account of supplemental executive retirement plan benefits or “top hat” benefits.

1.5

“Covered Compensation” with respect to any Participant for a Plan Year means the average (without indexing) of the Taxable Wage Bases in effect for each calendar year during the 35-year period (regardless of the Participant’s year of birth) ending with the last day of the calendar year in which the Participant attains (or will attain) Social Security Retirement Age. The determination of each Participant’s Covered Compensation shall be made with reference to Regulation 1.401(l)-1(c)(7). A Participant’s Covered Compensation shall be adjusted each Plan Year and no increase in Covered Compensation shall decrease a Participant’s Hypothetical Retirement Benefit. In determining the Participant’s Covered Compensation for a Plan Year, the Taxable Wage Base for all calendar years beginning after the first day of the Plan Year is assumed to be the same as the Taxable Wage Base in effect as of the beginning of the Plan Year. A Participant’s Covered Compensation for a Plan Year before the 35-year period described above is the Taxable Wage Base in effect as of the beginning of the Plan Year. A Participant’s Covered Compensation for a Plan Year after the 35-year period described above is the Participant’s Covered Compensation for the Plan Year during which the 35-year period ends. Any change in a Participant’s Covered Compensation shall not cause any reduction in his or her Hypothetical Retirement Benefit.

1.6

“415 Compensation” with respect to any Participant means such Participant’s wages as defined in Code Section 3401(a) and all other payments of compensation by the employer (in the course of the employer’s trade or business) for the Plan Year for which the employer is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3) and 6052. “415 Compensation” must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). The determination of “415 Compensation” shall include any elective deferral (as defined in Code Section 402(g)(3)), and any amount which is contributed or deferred by the employer at the election of the

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Participant and which is not includible in the gross income of the Participant by reason of Code Sections 125, 132(f)(4) or 457.

1.7

“Participant’s Cumulative Permitted Disparity Limit” is equal to 35 minus the number of years credited to the Participant for purposes of the Hypothetical Retirement Benefit, or under one or more qualified plans or simplified employee pensions (whether or not terminated) ever maintained by the Employer, other than years for which a Participant earned a Year of Service under this SERP. For purposes of determining the Participant’s Cumulative Permitted Disparity Limit, all years ending in the same calendar year are treated as the same year. If the Participant’s Cumulative Permitted Disparity Limit is less than the period of years specified in Section 2.1 of this Appendix, then for years after the Participant reaches his Cumulative Permitted Disparity Limit and through the end of the period specified in Section 2.1 of this Appendix, the Participant’s benefit will be equal to the excess/gross benefit percentage.

1.8

“Present Value of Hypothetical Retirement Benefit” means the Actuarial Equivalent lump-sum amount of a Participant’s Hypothetical Retirement Benefit at date of valuation. The Present Value of Hypothetical Retirement Benefit for a Participant who attains his Early Retirement Age is based upon his Hypothetical Retirement Benefit payable at Normal Retirement Date and shall not include the value of any early retirement subsidy.

1.9

“Social Security Retirement Age” means the age used as the retirement age under Section 216(l) of the Social Security Act, except that such section shall be applied without regard to the age increase factor and as if the early retirement age under Section 216(l)(2) of such Act were 62.

1.10	“Taxable Wage Base” means, with respect to any Plan Year, the contribution and benefit base in effect under Section 230 of the Social Security Act at the beginning of the Plan Year.

•

HYPOTHETICAL RETIREMENT BENEFIT

2.1

General. "Hypothetical Retirement Benefit" equals the sum of (a) 0.6% of such Participant’s Average Annual Compensation multiplied by the Participant’s total number of Years of Service (up to a maximum of 40 years), plus (b) 0.5% of such Average Annual Compensation in excess of Covered Compensation multiplied by the Participant’s total number of Years of Service (up to a maximum of 40 years), computed to the nearest cent.

The number of Years of Service taken into account for any Participant will not exceed the Participant’s Cumulative Permitted Disparity Limit.

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The “Hypothetical Retirement Benefit” of each Participant payable at his or her Normal Retirement Age shall not be less than the largest periodic benefit that would have been payable to the Participant upon Separation from Service at or prior to Normal Retirement Age exclusive of social security supplements, premiums on disability or term insurance, and the value of disability benefits not in excess of the Hypothetical Retirement Benefit payable at Normal Retirement Age. For purposes of comparing periodic benefits in the same form, commencing prior to and at Normal Retirement Age, the greater benefit is determined by converting the benefit payable prior to Normal Retirement Age into the same form of annuity benefit payable at Normal Retirement Age and comparing the amount of such annuity payments.

2.2

Early Retirement Date. Any provision to the contrary notwithstanding, in the event that a Participant properly makes an election to commence his SERP benefit at Early Retirement Date in accordance with Section 5.3 of the SERP, his Hypothetical Retirement Benefit shall be calculated as provided in Section 2.1 of this Appendix, reduced by the following applicable factor for the number of years by which his Early Retirement Date precedes his Normal Retirement Age:

Years before Normal Retirement Age	Early Retirement Factor*
10.500
9.533
8.567
7.600
6.633
5.667
4.733
3.800
2.867
1.933
0	1.00

*Interpolate for completed months. The Committee will calculate any payment made on behalf of the Participant before his Early Retirement Date by using the Actuarial Equivalent for the period before his Early Retirement Date.

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2.3

Actuarial Increase. At the close of each Plan Year after the Participant’s Normal Retirement Age and prior to the Participant’s Late Retirement Date, the Participant shall be entitled to a Hypothetical Retirement Benefit equal to the greater of (a) the Actuarial Equivalent of the monthly retirement benefit such Participant was entitled to at the close of the prior Plan Year, or (b) the Participant's Hypothetical Retirement Benefit determined at the close of the Plan Year.

2.4

Additional Limitations. In the event a Participant receives a distribution of his SERP Benefit prior to his Normal Retirement Age (determined without regard to any years of participation), the excess/offset percentage, whichever is applicable in this Appendix shall be limited to .75/26.25%, whichever is applicable, reduced 1/15th for each of the first five (5) years and 1/30th for each of the next five (5) years and reduced actuarially for each additional year thereafter that the date on which his benefit commences precedes his Social Security Retirement Age. With respect to benefits commencing prior to the Participant attaining age 55, the .75/26.25% shall be further reduced (on a monthly basis to reflect the month in which benefits commence) to a percentage that is the Actuarial Equivalent of the ..75/26.25% (as reduced in accordance with the preceding sentence) applicable to a benefit commencing in the month in which the Participant attains age 55. For purposes of this Section, a benefit commences on the first day of the period for which the benefit is paid. Notwithstanding the above, if such benefit is distributed in a form other than a nondecreasing life annuity payable for a period not less than the life of such Participant and the Actuarial Equivalent of the Hypothetical Retirement Benefit of such Participant attributable to .75/26.25% is greater than the benefit calculated above, such amount shall be the benefit limitation.

•

BENEFIT LIMITATIONS

3.1

Compensation Limits. Compensation in excess of $225,000 shall be disregarded in computing a Participant’s Hypothetical Retirement Benefit. Such amount shall be adjusted for increases in the cost of living in accordance with Code Section 401(a)(17). If Compensation for any prior determination period is taken into account in determining an Employee’s benefits, the Compensation for that prior determination period is subject to the adjusted compensation limit in effect for the Plan Year in which benefits are determined. For any short Calendar Year, the Compensation limit shall be an amount equal to the Compensation limit for the calendar year in which the Calendar Year begins multiplied by the ratio obtained by dividing the number of full months in the short Calendar Year by twelve (12). Any increase in the Code Section 401(a)(17) limit shall be applicable in calculating the Hypothetical Retirement Benefit only for the year of the increase and shall not apply retroactively.

3.2	Annual Benefit. For purposes of this Article, “annual benefit” means the SERP Benefit payable annually under this SERP (exclusive of any benefit not required to be considered

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for purposes of applying the limitations of Code Section 415) payable in the form of a straight life annuity with no ancillary benefits. If the SERP Benefit is payable in any other form, the “annual benefit” shall be adjusted to the equivalent of a straight life annuity pursuant to Section 5.2 of the SERP.

3.3	Maximum Annual Benefit.
(a)

Any provision to the contrary notwithstanding, and subject to the exceptions below, the maximum “annual benefit” payable to a Participant as his or her Hypothetical Retirement Benefit in any Plan Year shall equal the lesser of: (1) $175,000, or (2) one hundred percent (100%) of the Participant’s “415 Compensation” averaged over the three consecutive Plan Years (or actual number of Plan Years for Employees who have been employed for less than three consecutive Plan Years) during which the Employee had the greatest aggregate “415 Compensation” from Havertys and its Affiliates.

(b)

The dollar limitation under Code Section 415(b)(1)(A) stated in paragraph (a)(1) above shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations. The adjusted limitation is effective as of January lst of each Plan Year.

(c)

The limitation stated in paragraph (a) above for Participants who have Separated from Service with a non-forfeitable right to a SERP Benefit shall be adjusted annually as provided in Code Section 415(d) pursuant to the Regulations.

(i)

For the purpose of this Article, all qualified defined benefit plans (whether terminated or not) ever maintained by Havertys or its Affiliates shall be treated as one defined benefit plan, and all qualified defined contribution plans (whether terminated or not) ever maintained by Havertys or its Affiliates shall be treated as one defined contribution plan.

(ii)

For the purpose of this Article, if Havertys or one of its Affiliates is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563(a) or Code Section 414(b) and (c) as modified by Code Section 415(h)) or is a member of an affiliated service group (as defined by Code Section 414(m)), all Employees of such employers shall be considered to be employed by a single employer.

(d)	The limitation stated in paragraph (a) above shall be adjusted as provided below:
(i)

If the Participant has fewer than 10 years of participation in the Retirement Plan, the defined benefit dollar limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of

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participation in the Retirement Plan and (ii) the denominator of which is 10. In the case of a Participant who has fewer than 10 years of service with Havertys and its Affiliates, the defined benefit compensation limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of service with Havertys and its Affiliates and (ii) the denominator of which is 10.

(ii)

If the benefit of a participant begins prior to age 62, the defined benefit dollar limitation applicable to the participant at such earlier age is an annual benefit payable in the form of a straight life annuity beginning at the earlier age that is the actuarial equivalent of the defined benefit dollar limitation applicable to the participant at age 62 (adjusted under (i) above, if required). The defined benefit dollar limitation applicable at an age prior to age 62 is determined as the lesser of (1) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in Section 1.2 of the SERP and (2) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using a 5 percent (5%) interest rate and the applicable mortality table as defined in Section 1.2 of the SERP. Any decrease in the defined benefit dollar limitation determined in accordance with this paragraph (ii) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account.

(iii)

If the benefit of a participant begins after the participant attains age 65, the defined benefit dollar limitation applicable to the participant at the later age is the annual benefit payable in the form of a straight life annuity beginning at the later age that is actuarially equivalent to the defined benefit dollar limitation applicable to the participant at age 65 (adjusted under (i) above, if required). The actuarial equivalent of the defined benefit dollar limitation applicable at an age after age 65 is determined as (i) the lesser of the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in Section 1.2 of the SERP and (ii) the actuarial equivalent (at such age) of the defined benefit dollar limitation computed using a 5 percent (5%) interest rate assumption and the applicable mortality table as defined in Section 1.2 of the SERP. For these purposes, mortality between age 65 and the age at which benefits commence shall be ignored.

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3.4	Adjustments To Annual Benefit And Limitations.
(a)

If the “annual benefit” begins before the Participant’s Social Security Retirement Age, but on or after age 62, the $180,000 limitation shall be reduced by: (i) in the case of a Participant whose Social Security Retirement Age is 65, 5/9 of 1% for each month by which benefits commence before the month in which the Participant attains age 65, or (ii) in the case of a Participant whose Social Security Retirement Age is greater than 65, 5/9 of 1% for each of the first 36 months and 5/12 of 1% for each additional month (up to 24) by which benefits commence before the month in which the Participant attains his Social Security Retirement Age. If the “annual benefit” begins before age 62, the $180,000 limitation shall be the Actuarial Equivalent of the Participant’s limitation for benefits commencing at age 62, reduced for each month by which benefits commence before the month in which the Participant attains age 62.

In order to determine “Actuarial Equivalent” for this purpose, the lesser of the equivalent amount computed using the Appendix A interest rate and Appendix A mortality table (or other tabular factor) and the amount computed using five percent (5%) interest and the “Applicable Mortality Table” shall be used. The mortality decrement shall be ignored to the extent that a forfeiture does not occur at death.

(b)

If the “annual benefit” begins after the Participant’s Social Security Retirement Age, the $180,000 limitation shall be increased so that it is the actuarial equivalent of the $180,000 limitation at the Participant’s Social Security Retirement Age. In order to determine Actuarial Equivalent for this purpose, the lesser of the equivalent amount computed using the Appendix A interest rate and Appendix A mortality table (or other tabular factor) used for Actuarial Equivalent for Late Retirement Date benefits under this Appendix A and the equivalent annual amount computed using five percent (5%) and the “Applicable Mortality Table” shall be used. The mortality decrement shall be ignored to the extent that a forfeiture does not occur at death.

(c)

For purposes of adjusting the “annual benefit” to a straight life annuity, the equivalent “annual benefit” shall be the greater of the equivalent “annual benefit” computed using the Appendix A interest rate and Appendix A mortality table (or other tabular factor) and the equivalent “annual benefit” computed using five percent (5%) interest rate assumption and the “Applicable Mortality Table.” If the “annual benefit” is paid in a form other than a nondecreasing life annuity payable for a period not less than the life of a Participant or, in the case of a Pre-Retirement Survivor Annuity, the life of the surviving spouse, the “Applicable Interest Rate” shall be substituted for five percent (5%) in the preceding sentence.

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(d)

For purposes of Sections 3.2, 3.4(a) and 3.4(b) of this Appendix A, no adjustments under Code Section 415(d) shall be taken into account before the Plan Year for which such adjustment first takes effect.

(e)	For purposes of Section 3.2 of this Appendix A, no adjustment is required for qualified joint and survivor annuity benefits, pre-retirement death benefits and post-retirement medical benefits.
3.5

Annual Benefit Not In Excess Of $10,000. A Participant’s annual Hypothetical Retirement Benefit may exceed his maximum “annual benefit” if the annual benefit derived from Employer contributions and the annual benefit derived from Employer contributions under all other defined benefit plans maintained by the Employer does not in the aggregate exceed $10,000 for the “limitation year” or for any prior “limitation year” and the Employer has not at any time maintained a defined contribution plan in which the Participant participated.

3.6

Participation Or Service Reductions. If a Participant has less than ten (10) years of participation in the Retirement Plan at the time he begins to receive benefits under this SERP, the limitations in Sections 3.3(a)(1) and 3.4 of this Appendix A shall be reduced by multiplying such limitations by a fraction (a) the numerator of which is the number of years of participation (or part thereto) in the Retirement Plan and (b) the denominator of which is ten (10), provided, however, that said fraction shall in no event be less than 1/10th. The limitations of Sections 3.3(a)(2) and 3.5 of this Appendix A shall be reduced in the same manner except the preceding sentence shall be applied with respect to Years of Service rather than years of participation in the Retirement Plan.

3.7

Incorporation By Reference. Notwithstanding anything contained in this Article to the contrary, the limitations, adjustments and other requirements prescribed in this Article shall at all times comply with the provisions of Code Section 415 and the Regulations thereunder, the terms of which are specifically incorporated herein by reference.

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